Exhibit 10.10

THIRD AMENDMENT TO LEASE
(1400 N. McDowell Blvd.)

THIS THIRD AMENDMENT TO LEASE (this "Amendment") dated September 25, 2014, is entered into between SEQUOIA CENTER LLC, a California limited liability company ("Landlord") and ENPHASE ENERGY, INC., a Delaware corporation (“Tenant").
THE PARTIES ENTER INTO THIS AMENDMENT based upon the following facts, understandings and intentions:
A.Landlord and Tenant previously entered into that certain Redwood Business Park NNN Lease dated as of June 3, 2011, as amended by that certain First Amendment to Lease dated as of June 12, 2012 and as amended by that certain Second Amendment to Lease dated January 13, 2014 (collectively, the "Lease") pursuant to which Tenant leases from Landlord 24,000 rentable square feet of space in the building commonly known as 1400 N. McDowell Boulevard, Petaluma, California. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Lease in connection therewith.
B.    Landlord and Tenant desire to amend the Lease as provided herein.
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.Expansion of Premises. Tenant agrees to add to the Premises and lease from Landlord, and Landlord agrees to add to the Premises and lease to Tenant, on the terms and conditions set forth in the Lease as modified by this Amendment, an additional 24,000 rentable square feet of space on the second floor of the Building (the “Expansion Space”) as shown on Exhibit A.
2.    Delivery of Expansion Space; Condition. Landlord shall deliver the Expansion Space to Tenant upon the mutual execution and delivery of this Amendment. Tenant has inspected the Expansion Space and, except for any obligations of Landlord under this Amendment and the Work Letter Agreement referenced in Section 4 below, agrees to accept the Expansion Space in its existing "as is" condition, with all faults and defects and without any representation or warranty of any kind, express or implied.
3.    Work Letter Agreement. Landlord and Tenant shall each perform the work required to be performed by it as described in the Work Letter Agreement attached hereto as Exhibit B regarding the construction of Landlord Work in the lobby, and the Tenant Improvements in the Expansion Space. Landlord and Tenant shall each perform such work in accordance with the terms and conditions contained therein.

Exhibit 10.10

4.    Expansion Space Rent Commencement. With respect to the Expansion Space, Tenant’s obligation to pay Rent shall commence on the earlier to occur of (a) the date the Tenant Improvements constructed pursuant to the Work Letter Agreement are substantially completed in the Expansion Space except for minor punch list work, and (b) April 1, 2015 (such earlier date being referred to herein as the “ES Rent Commencement Date”).
5.    Expansion Space Base Rent. Commencing on the ES Rent Commencement Date, the Base Rent for the Expansion Space shall be as set forth in the chart below:

Period	Rate	Monthly Base Rent
ES Rent Commence- ment Date – 4/30/15	$1.17	$28,080.00
5/1/2015 – 4/30/16	$1.20	$28,800.00
5/1/2016 – 4/30/17	$1.24	$29,760.00
5/1/2017 – 4/30/18	$1.27	$30,480.00
5/1/2018 – 4/30/19	$1.31	$31,440.00
5/1/2019 – 4/30/20	$1.35	$32,400.00
5/1/2020 – 4/30/21	$1.39	$33,360.00
5/1/2021 – 4/30/22	$1.43	$34,320.00
Base Rent for the original Premises shall remain as set forth in Section 23 of the Lease.
6.    Tenant's Building Percentage Share. Effective on the ES Rent Commencement Date, "Tenant's Building Percentage Share" shall be 66.67 percent (%) (i.e., 48,000 rsf / 72,000 rsf = 66.67%), subject to further changes pursuant to Section 1.9 of the Lease.
7.    Grid-Tied Photovoltaic System. Tenant wishes to install a Grid-Tied photovoltaic system on the roof the Building consisting of two (2) arrays totaling 262 solar modules and related equipment (collectively, the “Photovoltaic System”), as more fully described in (i) the plans prepared by Realgoods Solar dated April 2, 2014 containing sheets PV-000, PVA01, PV-A01A, PV-A02, PV-A03, PV-A04, PV-E01, PV-E02, (System Placards), PV-E02 (Electrical Calcs) and PV-G01 or such other plans as may be approved in writing by Landlord, and (ii) the plans from ZFA Structural Engineers, which shall approved by Landlord in writing prior to commencement of construction (collectively, the “Specifications”).
8.    Landlord Approval. Landlord hereby consents the installation of the Photovoltaic System and the Roof Coating (defined below) on the roof of the Building on the terms and conditions set forth in this Amendment.

Exhibit 10.10

9.    Terms and Conditions. The following terms and conditions shall apply to the work contemplated in Section 7 and 8 of this Amendment:
9.1 Permits. Tenant shall obtain all permits required for the work contemplated Sections 7 and 8 above; provided that Landlord shall reasonably cooperate in procuring such permits at no cost to Landlord.
9.2 Silicone Roof Coating. In connection with the installation of the Photovoltaic System, Tenant shall install a silicone roof coating (the “Roof Coating”) over the entire roof of the Building in accordance with the specifications set forth in the proposal from Petersen Dean contractors dated May 16, 2014 containing two pages, plus walking pads for the protection of the Roof Coating (the “Walking Pads”) in locations and with specifications to be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (and failure to respond with five (5) business days to a request for consent shall be deemed approval). Such coating and Walking Pads are required to (i) prevent leaks in the roof of the Building following numerous penetrations to the roof membrane that will occur in connection with the installation of the Photovoltaic System and (ii) extend the life of the roof system which after the Photovoltaic System installation would be very expensive to replace. Tenant shall use best efforts to limit its activities on the roof to the Walking Pads to protect the Roof Coating.
9.3 Maintenance. Tenant shall maintain the Photovoltaic System in good condition and repair at its sole cost and expense. By installing the Photovoltaic System, Tenant will be: (i) creating numerous penetrations of the roof membrane, (ii) adding substantial weight on the roof of the Building and (iii) accessing the roof on a more frequent basis to monitor, adjust. maintain or modify the Photovoltaic System. Tenant acknowledges that all maintenance, repair and replacement costs with respect to the roof, the Roof Coating, the roof membrane and the roof structure incurred by Landlord in connection with the installation, use, modification or removal of the Photovoltaic System will constitute Operating Expenses under the Lease. The foregoing is not intended to and shall not limit Tenant’s indemnity under Section 27 of the Lease.
9.4 Costs. Landlord shall reimburse Tenant for the out-of-pocket cost of installing the Roof Coating up to a maximum of seventy-five thousand dollars (75,000.00). Such reimbursement shall be paid within thirty (30) days following Landlord’s receipt of invoices or other documentation reasonably requested by Landlord evidencing such costs. Tenant shall be responsible for all other costs and expenses of the work performed pursuant to Section 7 and Section 8 of this Amendment, including without limitation all design, permitting, construction, maintenance, repair and replacement costs.
9.5 Applicability of Lease Section 10.2. Section 10.2 of the Lease shall apply to the work contemplated in this Amendment. Without limiting the foregoing, Tenant shall remove the Photovoltaic System, but shall have no obligation to remove the Roof Coating, at the end of the Term in accordance with Section 10.2.6 of the Lease.

Exhibit 10.10

9.6 Applicability of Lease Section 27. Section 27 of the Lease, including without limitation the indemnity set forth therein, shall apply to the work contemplated in Section 7 and Section 8 of this Amendment. The Photovoltaic System and the Roof Coating shall constitute “Equipment” under Section 27 of the Lease; provided that maintenance of the Roof Coating shall be performed by Landlord pursuant to Section 9.3 above and provided further that Tenant shall have no obligation to remove the Roof Coating at the end of the Term.
9.7 Changes. Any changes to the Photovoltaic System, the Roof Coating or the Specifications shall require the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and if Landlord fails to respond within five (5) business days of a written request for approval and Tenant provides Landlord with written notice of such failure (a “Response Notice”), then such request shall be deemed approved unless Landlord responds to Tenant’s request within two (2) business days following receipt of the Response Notice. Without limiting the foregoing, no Equipment (except for the Roof Coating) shall be permitted within six (6) feet of the edge of the roof of the Building.
10.    Entire Agreement. This Amendment represents the entire understanding between Landlord and Tenant concerning the subject matter hereof, and there are no understandings or agreements between them relating to the Lease, the Premises, or the Expansion Space not set forth in writing and signed by the parties hereto. No party hereto has relied upon any representation, warranty or understanding not set forth herein, either oral or written, as an inducement to enter into this Amendment.
11.    Continuing Obligations. Except as expressly set forth to the contrary in this Amendment, the Lease remains unmodified and in full force and effect. To the extent of any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control.

[SIGNATURES ON FOLLOWING PAGE]

Exhibit 10.10

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

“LANDLORD”			“TENANT”

SEQUOIA CENTER LLC,			ENPHASE ENERGY, INC.,

a California limited liability company			a Delaware corporation

By:	G&W Ventures, LLC,		By:	/s/ Paul Nahi
	a California limited liability company,			Name: Paul Nahi
	its Manager			Its: President/CEO

/s/ Kris Sennesael
	By:	/s/ Matthew T. White		Name: Kris Sennesael
		Matthew T. White, Manager		Its: CFO

EXHIBIT A
EXPANSION SPACE

EXHIBIT B
WORK LETTER

THIS WORK LETTER AGREEMENT supplements that certain Third Amendment to Lease (the “Amendment”) dated ______________, 2014, executed by SEQUOIA CENTER LLC, a California limited liability company ("Landlord") and ENPHASE ENERGY, INC., a Delaware corporation (“Tenant"). All capitalized terms not otherwise defined herein shall have the same meaning as those capitalized terms contained in the Amendment or the Lease.
SECTION 1

LANDLORD'S WORK. The term “Landlord Work” shall include the work set forth below.
1.1    Lobby Remodel. Landlord shall make upgrades to the lobby of the Building in accordance with the plans and specifications set forth on Exhibit B-1 at Landlord’s sole cost and expense; provided that any costs and expenses of the lobby upgrade work in excess of $150,000.00 shall be paid by Tenant; and provided further that the plans and specifications set forth on Exhibit B-1 are preliminary, and the final scope of work, materials and finishes for the lobby work are subject to the review and approval of Tenant, which approval shall not be unreasonably withheld.
1.2    HVAC. Within three (3) business days following the mutual execution and delivery of this Work Letter Agreement, Landlord shall retain John Petro with Indoor Environmental Services (the “HVAC Inspector”) to perform a thorough inspection of the HVAC system serving the Expansion Space, the scope of such inspection and accompanying report to be subject to the reasonable prior review and approval of Tenant. Landlord at its sole cost and expense shall promptly cause all repairs and replacements recommended by the HVAC Inspector (the “HVAC Work”) to be performed by an HVAC repair consultant (the “HVAC Repair Contractor”) selected by Landlord subject to approval by Tenant, which approval shall not be unreasonably withheld. Landlord shall cause the HVAC Inspector to certify to Tenant in writing (the “HVAC Certificate”) that the HVAC Work has been completed by the HVAC Repair Contractor in good and workmanlike manner and in compliance with all applicable laws. Landlord shall warranty the HVAC Work for a period of twelve months after substantial completion of the HVAC Work.
SECTION 2

TENANT'S WORK
2.1    Selection of Tenant's Architect. With respect to Tenant's construction of any improvements that are to be permanently affixed to the Expansion Space (collectively, the "Tenant Improvements"), Tenant shall retain an architect ("Tenant's Architect") approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed and failure to respond within five (5) business days to a request for approval shall be deemed approval) to prepare a complete set of architectural, structural, mechanical, electrical and plumbing working drawings for the Expansion Space (collectively, the "Working Drawings"). Landlord hereby approves Ross Drulis Cusenberry as Tenant's Architect.
2.2    Development Drawings. Tenant shall arrange for Tenant's Architect to prepare and deliver to Landlord two (2) copies of Tenant's preliminary floor plan for the Expansion Space (the "Development Drawings") prior to preparing any architectural working drawings or engineering drawings. The Development Drawings shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord shall approve (which approval shall not be unreasonably withheld or conditioned) or disapprove of the Development Drawings by written notice to Tenant within five (5) business days after Landlord's receipt of the Development Drawings, and if Landlord fails to respond within such five (5) business day period and Tenant provides Landlord with written notice of such failure (a “Response Notice”), then the Development Drawings shall be deemed approved by Landlord unless Landlord disapproves the Development Drawings within two (2) business days following receipt of the Response Notice. If Landlord disapproves of the Development Drawings, Tenant shall promptly (i) cause the Development Drawings to be revised to correct any deficiencies or address any other matters to which Landlord has reasonably objected, and (ii) deliver the revised Development Drawings to Landlord for its review and approval. Landlord shall approve (which approval shall not be unreasonably withheld or conditioned) or disapprove of the revised Development Drawings by written notice to Tenant within five (5) business days after Landlord's receipt of the revised Development Drawings, and if Landlord fails to respond within such five (5) business day period and Tenant provides Landlord with a Response Notice regarding such failure, then the revised Development Drawings shall be deemed approved by Landlord unless Landlord disapproves the revised Development Drawings within two (2) business days following receipt of the Response Notice. The Development Drawings approved by Landlord are hereinafter referred to as the "Approved Development Drawings".
2.3    Working Drawings. After Landlord has approved the Development Drawings, Tenant shall promptly cause Tenant's Architect to complete the architectural and engineering drawings for the Expansion Space, and cause Tenant's Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings for the Expansion Space (collectively, the "Working Drawings"). The Working Drawings shall be consistent with the Approved Development Drawings. Tenant shall deliver to Landlord two (2) copies of the Working Drawings for Landlord's review and approval. Landlord shall approve or disapprove of the Working Drawings by written notice to Tenant within ten (10) business days after Landlord's receipt of the Working Drawings. If Landlord disapproves of the Working Drawings, Tenant shall promptly (i) cause the Working Drawings to be revised to correct any deficiencies or address any other matters to which Landlord has objected, and (ii) deliver the revised Working Drawings to Landlord for its review and approval. The Working Drawings approved by Landlord are hereinafter referred to as the "Approved Working Drawings".
2.4    Approved Working Drawings. After Landlord has approved the Working Drawings, Tenant shall promptly submit the same to the appropriate governmental agency or department for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Expansion Space and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations to the Approved Working Drawings (including without limitation those changes, if any, required by the applicable governmental agency or department as a condition to issuing the required building permit, it being the intent of the parties that Landlord shall have an opportunity to review and reasonably dispute such required changes in good faith) may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld or conditioned, and if Landlord fails to respond within five (5) business days following receipt of a written request to approve change(s) and Tenant provides Landlord with a Response Notice regarding such failure, then the requested changes to the Approved Working Drawings shall be deemed approved by Landlord unless Landlord disapproves the requested change(s) within two (2) business days following receipt of the Response Notice.
2.5    No Liability. Landlord's review of the Development Drawings and the Working Drawings is solely for Landlord's purpose. Accordingly, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Development Drawings or the Construction Drawings.
SECTION 3

CONSTRUCTION OF THE TENANT IMPROVEMENTS
3.1    Tenant's Contractor and Tenant's Agents.
3.1.1    Tenant's Contractor. Tenant shall retain a general contractor ("Tenant's Contractor") approved in writing by Landlord to construct the Tenant Improvements. Landlord shall not unreasonably withhold, condition or delay its approval of Tenant's Contractor (and failure to respond within five (5) business days to a request for approval shall be deemed approval). Landlord hereby accepts Vila Construction, Kirby Construction or BBS Construction as Tenant's Contractor.
3.1.2    Tenant's Agents. Tenant shall provide Landlord with a list of all subcontractors, laborers, materialmen and suppliers used by Tenant (such subcontractors, laborers, materialmen and suppliers, together with Tenant's Contractor, are collectively referred to as "Tenant's Agents".
3.2    Construction of Tenant Improvements.
3.2.1    Tenant's Agents.
3.2.1.1    Landlord's General Conditions. Tenant's and Tenant's Agents' construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; and (ii) Tenant shall abide by all of Landlord's commercially reasonable rules with respect to the storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter Agreement, including, without limitation, the construction of the Tenant Improvements. A copy of Landlord’s current construction rules are attached hereto as Exhibit B-2.
3.2.1.2    Indemnity. Tenant's indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment.
3.2.1.3    Insurance Requirements.
3.2.1.3.1    General Coverages. Tenant's Contractor shall carry worker's compensation insurance covering all of its respective employees and shall also carry public liability insurance, all with limits, in form and with companies as are reasonably required by Landlord, and Tenant shall require its Contractor to require its subcontractors, materialmen and suppliers to do the same.
3.2.1.3.2    General Terms. Tenant shall deliver to Landlord certificates for all insurance required to be carried by Tenant or Tenant's Contractor pursuant to this Section 3.2.1.3 prior to the commencement of construction of the Tenant Improvements and before the Tenant's Contractor's equipment is moved onto the site. Tenant shall use commercially reasonable efforts to cause all such policies of insurance to contain a provision that the company writing said policy will give Landlord thirty (30) days' prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. All policies carried under this Section 3.2.1.3 shall insure Landlord, Basin Street Properties and Tenant, as their interests may appear, as well as Tenant's Contractor, as applicable. Such insurance shall provide that it is primary insurance as respects the Landlord and Basin Street Properties and that any other insurance maintained by Landlord or Basin Street Properties is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not be construed to modify the provisions for indemnification of Landlord by Tenant under this Work Letter Agreement.
3.2.2    Governmental Compliance. The Tenant Improvements shall comply in all respects with all applicable laws, building codes, ordinances and regulations.
3.2.3    Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, and provided further that Landlord shall not unreasonably interfere with the performance of the Tenant Improvements, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects in, or deviations from the Approved Working Drawings by the Tenant Improvements, shall be rectified by Tenant at no expense to Landlord.
3.3    Notice of Completion; Copy of Plans. Within ten (10) Business days after the Tenant Improvement are completed, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, Tenant shall cause Tenant's Architect and Tenant's Contractor to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction and deliver to Landlord a set of the updated permitted Approved Working Drawings, in both paper and electronic formats as reasonably required by Landlord.
SECTION 4

MISCELLANEOUS
4.1    Tenant's Representative. Tenant has designated Matt Rudie as its sole representative with respect to the matters set forth in this Work Letter Agreement, who shall have full authority and responsibility to act on behalf of Tenant as required in this Work Letter Agreement.
4.2    Landlord's Representative. Landlord has designated Matt Sherrill as its sole representative with respect to the matters set forth in this Work Letter Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Work Letter Agreement.
4.3    Time of the Essence in This Work Letter Agreement. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
SECTION 5

TENANT IMPROVEMENT ALLOWANCE
5.1    Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the "Tenant Improvement Allowance") of $40.00 per rentable square foot of the Expansion Space ($40.00 X 24,000 = $960,000.00) for the costs relating to the design and construction of the Tenant Improvements; provided, however, that Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 5.2 below prior to that date which is twelve (12) months after the Commencement Date. In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter Agreement in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below).
5.2    Disbursement of the Tenant Improvement Allowance.
5.2.1    Tenant Improvement Allowance Items. Except as otherwise set forth in this Work Letter Agreement, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the "Tenant Improvement Allowance Items"):
5.2.1.1    Payment of the fees of Tenant's Architect and the Engineers;
5.2.1.2    The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
5.2.1.3    The cost of construction of the Tenant Improvements, including, without limitation, contractors' fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, (Landlord hereby covenants that there will be no cost or expenses charged to Tenant for after-hours freight elevator usage);
5.2.1.4    The cost of any changes to the Working Drawings or Tenant Improvements required by Code;
5.2.1.5    Sales and use taxes and Title 24 fees imposed solely as a result of the construction of the Tenant Improvements (it being understood and agreed that the provisions of the Lease regarding compliance with laws shall govern all other costs, expenses or fees payable as a result of the application of Title 24); and
5.2.1.6    Any other costs paid to Landlord in connection with the construction of the Tenant Improvements.
5.2.2    Disbursement of Tenant Improvement Allowance. Subject to Section 5.1 above, during the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:
5.2.2.1    Monthly Disbursements. On or before the tenth (10th) day of each calendar month during the construction of the Tenant Improvements, Tenant shall deliver to Landlord: (i) a request for payment, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Expansion Space, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of Tenant's Agents for labor rendered and materials delivered to the Expansion Space; (iii) executed mechanic's lien releases (conditional for current invoices and unconditional for prior paid invoices) from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. On or before the tenth (10th) day of the following calendar month, Landlord shall deliver a check to Tenant made payable to Tenant's Contractor in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 5.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention") and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not reasonably dispute any request for payment based on non-compliance of any work with the Approved Working Drawings, or due to any substandard work, or for any other reason. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.
5.2.2.2    Final Retention. Subject to the provisions of this Work Letter Agreement, a check for the Final Retention payable jointly to Tenant and Tenant's Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Tenant Improvements in the Expansion Space, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), and (ii) Landlord has determined that no substandard work exists in the Tenant Improvements which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building.
5.2.2.3    Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.

"LANDLORD" SEQUOIA CENTER LLC, a California limited liability company By: G&W Ventures, LLC, a California limited liability company, its Manager By : Matthew T. White, Manager	"TENANT" ENPHASE ENERGY, INC., a Delaware corporation By: Name: Paul Nahi Its: President/CEO

EXHIBIT B-1

Lobby Plans and Specifications

[to be attached]

EXHIBIT B-2

Construction Rules

[to be attached]